CONSULTING AGREEMENT

     THIS AGREEMENT is made as of June 12, 1996 by and between RANGER INTERNATIONAL, INC. D/B/A IMAGICA(trademark) ENTERTAINMENT INC., a Florida corporation (the "Company or IMAGICA") and TOD LOTZ, an individual, (the "Consultant").

                               RECITALS:

     A. The Company is a public company, and desires to expose its business plan and to build the value of the Company for the benefit of its shareholders on a long term strategic planning; and

     B. The Consultant is a financial advisor involved in a variety of businesses, with particular emphasis in long term strategic planning; and

     C. The Company recognizes the substantial experience and knowledge of the Consultant in matters relating to long term strategic planning; and

     D. The Company further recognizes that it is in the best interests of the Company to engage the consulting services of the Consultant; and

     E. The Company desires to retain the valuable services and counsel of the Consultant, and the Consultant desires to render such services to the Company upon the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

     1.     Recitals.     The Recitals to this Agreement are hereby
incorporated into this Agreement as though full restated herein.

     2.     Engagement.     The Company hereby engages the Consultant, and
the Consultant accepts engagement by the Company, upon the terms and conditions set forth in this Agreement. This Agreement hereby supersedes any prior, contemporaneous, oral or written agreements by and between both parties hereof.

     3.     Term.          The term of this Agreement shall begin on the
date hereof and shall continue until June 11, 1999, unless modified by the parties hereto.

     4.     Consulting Services Compensation.

          (A) The Company shall pay to Consultant, as compensation for his services under this Agreement, Three Hundred Twenty Five Thousand (325,000) Common Shares of IMAGICA (the "IMAGICA Shares"), which shares shall be immediately registered under a S-8 short form Registration Statement with the Securities and Exchange Commission, by the Company, at the Company's expense.

                  In addition, the Company grants warrants to purchase up to 300,000 shares of the Company's common stock at $2.00 per share for a period of 36 months from the date of this contract.

          (B) The Company shall also pay to Consultant Eighty Four Thousand Dollars ($84,000) per annum, payable in 12 equal installments of $7,000 to be paid monthly as partial consideration for the services to be provided hereunder.

          (C) The Company may in the future provide the Consultant with such additional compensation as the Company and Consultant shall mutually agree for any additional services by the Consultant not provided for in this Agreement, which terms shall be set forth, during the term of this Agreement, in Schedules attached hereto and incorporated herein by reference.

     5.     Duties.     From time to time as reasonably requested by
the Company, the Consultant shall provide public relations advice and services to the Company and long term strategic planning.

     6.     Nature of Engagement.     The Consultant is being engaged by
the company as an independent contractor. Nothing in this Agreement shall be construed so as to create an employer-employee relationship between the parties.

     7.     Expenses.     Upon receipt of requests from the Consultant for
reimbursement, the Company shall reimburse the Consultant for all reasonable and necessary expenses the Consultant incurs, prior to and after the date of this Agreement in performing his duties in connection with this Agreement. The Consultant shall be required to receive authorization from the Company prior to incurring any such expenses in excess of $1,000.00.

     8.     Notices.     Any notice, report or demand required, permitted
or desired under this Agreement shall be sufficient if in writing and delivered by certified mail, return receipt requested, Federal Express (or similar courier), telegram or receipted hand delivery at the following addresses (or such other addresses designated by proper notice):

     To the Company:     Imagica(TRADEMARK) Entertainment, Inc.
                         1518 S.W. 12th Avenue
                         Ocala, Florida  34474
                         Attn:  Robert S. Wormser, President

     To the Consultant:  Mr. Tod Lotz
                         408 Baynard Drive
                         Venice, Florida 34285

     Any notice otherwise delivered shall be deemed given when actually received by recipient.

     9.     Miscellaneous.

          (A)     Governing Law.     This Agreement shall be governed by,
interpreted and enforced in accordance with the laws of the State of Florida.

          (B)     Waiver.     The waiver by any party hereto of a breach of any
provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.

          (C)     Entire Agreement.     This instrument contains the entire
agreement of the parties concerning engagement and may not be changed or modified except by written agreement duly executed by the parties hereto and supersedes any prior or contemporaneous oral or written agreement between the parties.

          (D)     Successors and Assigns.     This Agreement shall inure to
the benefit of and be binding upon the parties hereto and their respective successors, heirs, personal representatives and assigns.

          (E)     Day(s).          Reference in this Agreement to "day" or
"days" refers to calendar days, but if a referenced date falls on a Saturday, Sunday or federal holiday, it will be deemed to fall on the next calendar day that is not a Saturday, Sunday or federal holiday.

          (F)     Confidentiality.     Except as may otherwise be required
by law, the provisions of this Agreement shall remain strictly
confidential.   To the extent permitted by law, the Board of Directors of
the Company shall ensure that no person other than members of the Board of Directors of the Company and appropriate officers of the Company, their legal counsel or accountants, are made aware of the terms of this Agreement. In addition, neither the company nor the Consultant shall, either directly or indirectly through their respective officers, directors, employees, shareholders, partners, joint ventures, agents, consultants, contractor, affiliates or any other person, disclose, communicate, disseminate or otherwise breach the confidentiality of all or any provision of this Agreement, without the express written consent of both parties to this Agreement.

          (G) Specific Performance. Strict compliance shall be required with each and every provision of this Agreement. The parties hereto agree that breach of this Agreement shall result in irreparable damage, and that specific performance of these obligations may be obtained.

          (H)     Additional Documents.     The Company agrees to execute
such other documents and agreements to effect the purposes of this Agreement, as the Consultant may request from time to time.

          (I) Assignment. The obligations of the parties under this Agreement shall not be assigned without the written consent of the parties. Notwithstanding any provision of this Agreement to the contrary, however, the Consultant shall be entitled to provide that any funds payable or stock issuable to him pursuant to this Agreement shall instead be paid or issued to another person.

          (J)     Counterparts.     This Agreement may be executed in
counterparts, and all counterparts will be considered as part of one agreement binding on all parties to this Agreement.

          (K)     Facsimile Signatures.          The parties may execute
this Agreement by facsimile, which signature(s) shall be deemed an original and binding upon such party.

          (L)     Severability.     If any term, condition or provision of
this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent permitted by law.

          (M)     Dispute Procedure.     Any dispute, controversy or claim
arising out of, or in connection with this Agreement shall be settled by binding arbitration in accordance with the rules of the American
Arbitration Association then in effect. The arbitration shall be conducted on an expedited basis in the Orlando, Florida area by an independent arbitrator selected by the American Arbitration Association. The decision of such arbitrator, including any award of attorney's fees and costs, may be entered into any court with jurisdiction.

          (N)     Board of Directors.     Except as expressly provided
otherwise in this Agreement, reference to actions, determinations or similar occurrences by the Company shall mean the action, decision or determination of its Board of Directors.

          (O)     Authority.     The Company hereby represents and warrants
that the person executing this Agreement on its behalf is duly authorized to do so, that the execution of this Agreement has been duly approved by the Board of Directors of the Company, and that this Agreement is binding
upon the Company.   The Company hereby agrees to provide the documentation
evidencing such authorization and approval as the Consultant may reasonably request, including, without limitation, written consents of the Board of Directors of the Company.






          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


RANGER INTERNATIONAL, INC. D/B/A
IMAGICA(TRADEMARK) ENTERTAINMENT, INC.,
a Florida corporation


By:       /s/ Robert S. Wormser
          Robert S. Wormser, President

TOD LOTZ


By:  /s/ Tod Lotz
     Tod Lotz, Consultant